Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Form S-8 Nos. 333-122530, 333-132219, 333-140538 and 333-156640) and Form F-3 (Form F-3 No. 333-159147) of our reports dated May 27, 2010 relating to the consolidated financial statements  and the related financial statement schedule included in Schedule I of KongZhong Corporation and its subsidiaries and variable interest entities (the "Company") (which report includes an explanatory paragraph relating to change of presentation of sales tax on a gross basis (included in revenues and general and administrative expenses) to a net basis (excluded from net revenues) in order to provide a higher comparability of financial statements to the peer companies) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, The People's Republic of China
May 27, 2010